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                                                    U.S. OFFICE PRODUCTS COMPANY
________________________________________________________________________________

FOR IMMEDIATE RELEASE - MAY 14, 1996    RELEASE NO.    96-005

U.S. OFFICE PRODUCTS COMPANY            CONTACT:  DONALD H. PLATT
(NASDAQ - "OFIS")                                 U.S. OFFICE PRODUCTS
                                                  (202) 628-9500 OR
                                                  (800) 330-6347
                                                  OR EDELMAN FINANCIAL
                                                  OPHELIA BUMGARDNER (ANALYSTS)
                                                  (212) 704-4517
                                                  OR KERRY O'BRIEN (MEDIA)
                                                  (212) 704-8291


                 U.S. OFFICE PRODUCTS COMPANY EXECUTES AGREEMENT
                        FOR THE SALE OF $200 MILLION OF
                          CONVERTIBLE SUBORDINATED NOTES

Washington, D.C., May 14, 1996 -- U.S. Office Products Company (NASDAQ: OFIS) announced today that it has executed an agreement for the sale, in an offshore offering and in a concurrent private placement in the United States, of $200 million of 5 1/2% Convertible Subordinated Notes due 2003. The Notes will be convertible into common stock at a price of $47.40 per share, which equates to an aggregate of approximately 4,219,409 shares of the Company's common stock.

     The agreement provides for an option to purchase up to approximately $30 million principal amount of additional Notes for the purpose of covering over-allotment, if any. The sale is scheduled to close on May 22, 1996.

     The net proceeds of offering will be used by U.S. Office Products for general corporate purposes including additional acquisitions.

     U.S. Office Products was founded in October 1994 to create a nationwide office products supplier, primarily to corporate, commercial and industrial customers.

Neither the notes nor the common stock issuable upon conversion have been registered under the United States Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States or to any U.S. person absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.




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